UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2006

ENERGYTEC, INC.
(Exact name of registrant as specified in its charter)

(Commission File No. 000-50072)

Nevada	75-2835634
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14785 Preston Road, Suite 550, Dallas, Texas 75254
(Address of Principal Executive Offices)

(972) 789-5136
(Registrant’s Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 7.01	Regulation FD Disclosure

The Board of Directors of Energytec, Inc., removed Frank W Cole as the Chairman, Chief Executive Officer and Chief Financial Officer at a Special Meeting of the Board on Saturday, March 18, 2006. Concurrently, Don Lambert and Dorothea Krempein were named as Interim Chief Executive Officer and Interim Chief Financial Officer, respectively. Ben Benedum, senior independent director, was named as the Interim Chairman of the Board. Energytec issued a press release on March 20, 2006, regarding the change in officers, which is included with the report as Exhibit 99.1.

Don L. Lambert was engaged as a consultant to Energytec in September 2002, served as assistant to the President from January 2003 until November 2004, when he was elected Executive Vice President and Chief Operating Officer. In December 2005, Mr. Lambert was elected President and continued in his position as Chief Operating Officer. For over five years prior thereto he was self-employed through American Energy Development Associates, an oil and gas consulting and financial advisory firm in Dallas, Texas. Mr. Lambert earned a BBA degree from the University of Houston (1968) and a JD from the University of Houston Law Center (1973).

Dorothea W. Krempein became a Vice President and Chief Accounting Office for Energytec effective February 15, 2005. Ms. Krempein is a certified public accountant and holds a BBA degree in accounting from Texas Tech University (1982). Beginning in 1985 and continuing until her employment with Energytec, Ms. Krempein was employed by Hutton, Patterson & Company, Certified Public Accountants in Dallas, Texas. She became audit partner in 1989 and the senior audit partner in 2001.

Item 9.01     Financial Statements and Exhibits

Exhibits:  The following exhibits are furnished with this report.

Exhibit No.	Description

99.1	Press release dated March 20, 2006, entitled “Energytec Board Removes Chairman, CEO and CFO; Makes Interim Appointments; Pursues Internal and External Reviews.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGYTEC, INC.

Date: March 20, 2006	By:	/s/ Don L. Lambert
Don L. Lambert, Chief Executive Officer